Richard B. Goodner
                                 Attorney at Law
                               6608 Emerald Drive
                              Colleyville, TX 76034
                             (817) 481-6522 (phone)
                              (817) 488-2453 (fax)

                                  April 4, 2006


United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

         Re:      BTHC III, Inc. Registration Statement on Form 10-SB

Dear Sir/Madam:

         On behalf of BTHC III, Inc., (the "Registrant"), we herewith file with the Securities and Exchange Commission the Registrant's Registration Statement on Form 10-SB. If the Staff has any questions or comments, please call the undersigned.


                                                     Very truly yours,

                                                     /s/ Richard B. Goodner

                                                     Richard B. Goodner


cc:      Mr. Timothy P. Halter